EXHIBIT 21.


Subsidiaries of the Registrant

The following is a list of the significant subsidiaries of the Registrant as of July 30, 1999, all of which are wholly-owned:

                                          State of
Parent                                    Incorporation

CBRL Group, Inc.                           Tennessee


Subsidiaries

Cracker Barrel Old Country Store, Inc.     Tennessee
Logan's Roadhouse, Inc.                    Tennessee
CBOCS Distribution, Inc.                   Tennessee
CBOCS Limited Partnership                  Michigan
CBOCS Michigan, Inc.                       Michigan
CBOCS West, Inc.                           Nevada
Rocking Chair, Inc.                        Nevada